Exhibit 12.2

Kimco Realty Corporation and Subsidiaries

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

For the year ended December 31, 2007

Pretax earnings from continuing operations before adjustment for
minority interests or income loss from equity investees	$ 120,257,216

Add:
Interest on indebtedness (excluding capitalized interest)	214,432,386
Amortization of debt related expenses	3,381,997
Portion of rents representative of the
interest factor	7,182,492
345,254,091

Distributed income from equity investees	403,031,792

Pretax earnings from continuing operations, as adjusted	$ 748,285,883

Combined fixed charges and preferred stock dividends -
Interest on indebtedness (including capitalized interest)	$ 239,937,825
Preferred dividend factor	19,658,750
Amortization of debt related expenses	1,070,833
Portion of rents representative of the
interest factor	7,182,492

Combined fixed charges and preferred stock dividends	$ 267,849,900

Ratio of Earnings to Combined Fixed Charges
and Preferred Stock Dividends	2.8

183